Exhibit 99.1

news release

May 13, 2015

NASDAQ: THST

Truett-Hurst, Inc. Reports Third Quarter Fiscal 2015 Results

Healdsburg, California (May 13, 2015) – Truett-Hurst, Inc. (NASDAQ: THST) today reported results for the third quarter and nine-month period of fiscal 2015 (“FY15”), which ended March 31, 2015. Truett-Hurst, Inc. operates an innovative and fast growing super-premium and ultra-premium wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California.

FY15Q3 Vs. FY14Q3

•	Net sales up 19% to $6.2 million from $5.2 million (+$1.0 million):

o	Wholesale up 1% to $3.5 million.

o	Direct to Consumer (“DTC”) up 18% to $1.2 million.

o	Internet up 120% to $1.5 million.

Despite the Company’s inability to ship the Paperboy product due to continued unavailability of bottles, wholesale net sales during the quarter were up slightly compared to the prior year. After eliminating Paperboy sales from both periods, net sales for all other wholesale products grew 12% from an adjusted total of $3.13 million in FY14Q3. Applying the same adjustment to overall net sales, total net sales grew 28% in the quarter from adjusted net sales of $4.8 million to $6.1 million. We are unsure when, or if, we will be able to resume Paper Boy production.

Overall gross margins increased to 39% from 34% and gross profit increased $0.7 million to $2.4 million

o	Wholesale gross margins increased 5.1 margin points to 30.6%

o	DTC gross margins increased 2.7 margin points to 63.9%

o	Internet gross margins increased 3.2 margin points to 41.2%

Operating Expenses:

Operating expenses for the third quarter of FY15 were $2.8 million compared to $2.4 million in the prior-year quarter period. Sales and marketing (“S&M”) expense increased $0.5 million primarily due to higher variable expenses associated with our internet net sales (i.e., shipping, credit card transaction fees and sales commissions). We also had higher personnel costs and brand related programming, promotions and incentives. General and administrative (“G&A”) expense was higher by $0.3 million due to increased compensation expense (including non-cash stock compensation expense) and increased professional fees. The third quarter of FY14 included a provision for loss on deposit of $0.4 million from our former paper bottle supplier’s filing of administration in the UK.

Truett-Hurst, Inc. • 125 Foss Creek Circle • Healdsburg, CA 95448 • tel: 707.431.4436 • fax: 707.395.0289 • email: ir@truetthurstinc.com

Truett-Hurst, Inc. Announces Third Quarter Fiscal 2015 Financial Results

Nine Months FY15 Vs. Nine Months FY14

•	Net sales up 16% to $19.2 million from $16.5 million (+$2.7 million):

o	Wholesale down 6% to $11.2 million.

o	DTC up 20% to $3.6 million.

o	Internet up 166% to $4.4 million.

The prior year comparisons for wholesale net sales are impacted by two different Paper Boy related items (i) the loss contingency accrual booked in Q2FY15 of $0.6 million, and (ii) our inability to ship Paperboy product due to continued unavailability of bottles. After eliminating the impact of both items in each period, net sales for all other wholesale products grew 11% from adjusted net sales of $10.5 million to $11.7 million. With the same adjustments made to total net sales, total net sales grew 30% from adjusted net sales of $15.1 million to $19.7 million.

Overall gross margins increased 2 margin points from 34% and 36% for nine-month periods of FY14 and FY15, respectively.

o	Wholesale gross margins decreased 4.4 margin points to 22.7%

o	DTC gross margins increased 3.0 margin points to 63.5%

o	Internet gross margins increased 9.0 margin points to 46.2%

Wholesale gross margins for the nine-month period in FY15 were impacted by $0.8 million from the Paperboy related loss contingency accrual and inventory impairment recorded in the second quarter. The wholesale gross margin, adjusted for these two items, was 28%, an increase of 1 margin point over the same period in FY14.

The overall gross margin, adjusted for these two items, was 39%, an increase of 5 margin points over the same period in FY14.

Operating Expenses:

Operating expenses for the nine-month period of FY15 were $7.9 million compared to $6.3 million in the prior nine-month period, an increase of $1.6 million. S&M expense was higher by $1.3 million primarily due to the increase of variable expenses associated with our internet net sales (i.e., shipping, credit card transaction fees and sales commissions). We also had incremental investment in sales personnel, travel and entertainment, and brand related programming, promotions and incentives. G&A expense increased $0.7 million due primarily to higher compensation expense (including non-cash stock compensation expense), IT related infrastructure costs, and professional fees. The nine-month period of FY14 included a provision for loss on deposit of $0.4 million from our former paper bottle supplier’s filing of administration in the UK.

Truett-Hurst, Inc. Announces Third Quarter Fiscal 2015 Financial Results

Phillip L. Hurst, Truett-Hurst, Inc.’s President and CEO stated, “Setting aside the historic Paper Boy items, we are pleased that we are growing our top line and seeing healthy margin expansion.”

Earnings Call

Truett-Hurst, Inc.’s management will host a conference call today, May 13, 2015, at 1:30 p.m. PST (4:30 p.m. EST) to discuss the Company's financial results. To listen to the conference call, dial in approximately ten minutes before the scheduled call to 1.888.347.6082 or international at 1.412.902.4286 and request Truett-Hurst Inc.’s Third Quarter Fiscal 2015 Results Call or visit our webcast link: http://www.videonewswire.com/event.asp?id=102157.

A supporting Third Quarter 2015 Earnings Presentation, in advance of the conference call, will be available at:

http://www.truetthurstinc.com/index.php?s=151&cat=3

To listen to a replay of the call, dial US Toll Free: 1.877.344.7529 or International Toll: 1.412.317.0088 and enter the replay access code 10064415. The call will be available one hour after the end of the conference call through May 21, 2015 at 9:00 am ET.

Truett-Hurst, Inc. Announces Third Quarter Fiscal 2015 Financial Results

TRUETT-HURST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share data)

(unaudited)

	Three-Month Periods Ended		Nine-Month Periods Ended
	March 31,		March 31,
	2015	2014	2015	2014

Sales	$6,278	$5,280	$19,624	$16,957
Less excise tax	(126)	(120)	(426)	(415)
Net sales	6,152	5,160	19,198	16,542

Cost of sales	3,723	3,408	12,335	10,880

Gross profit	2,429	1,752	6,863	5,662

Operating expenses:
Sales and marketing	1,885	1,377	5,308	3,930
General and administrative	855	613	2,610	1,937
Provision for loss of deposit	-	400	-	400
Bulk wine sales, net gain	-	-	-	(1)
Loss on disposal of assets	10	-	12	-
Total operating expenses	2,750	2,390	7,930	6,266
Loss from operations	(321)	(638)	(1,067)	(604)
Other (expense) income:
Interest expense, net	(74)	(42)	(207)	(123)
Other	(68)	(56)	(154)	(26)
Total other expense	(142)	(98)	(361)	(149)
Loss before income taxes	(463)	(736)	(1,428)	(753)
Income tax expense (benefit)	2	(111)	4	(100)
Net loss before non-controlling interests	(465)	(625)	(1,432)	(653)
Net (loss) income attributable to non-controlling interest: The Wine Spies, LLC	(27)	(13)	58	(74)
Net loss attributable to Truett-Hurst, Inc. and H.D.D. LLC	(438)	(612)	(1,490)	(579)
Less: Net loss attributable to non-controlling interest: H.D.D. LLC	(178)	(428)	(656)	(402)
Net loss attributable to Truett-Hurst, Inc.	$(260)	$(184)	$(834)	$(177)

Net loss per share
Basic and diluted	$(0.07)	$(0.06)	$(0.22)	$(0.07)

Weighted average shares used in computing net loss per share:
Basic and diluted	3,842,798	2,936,894	3,787,014	2,704,752

Truett-Hurst, Inc. Announces Third Quarter Fiscal 2015 Financial Results

TRUETT-HURST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	March 31, 2015	June 30, 2014
ASSETS	Unaudited

Current assets:
Cash and cash equivalents	$2,072	$5,567
Accounts receivable	2,349	3,300
Inventories	22,269	17,179
Bulk wine deposit	1,122	1,424
Other current assets	106	161
Total current assets	27,918	27,631

Property and equipment, net	5,811	5,553
Goodwill	134	134
Intangible assets, net	732	629
Other assets, net	476	381
Total assets	$35,071	$34,328

LIABILITIES and EQUITY

Current liabilities:
Credit facilities	$8,865	$8,685
Accounts payable and accrued expenses	4,236	3,194
Accrual for sales returns	556	-
Due to related parties	201	56
Related party note	12	67
Current maturities of long-term debt	379	333
Total current liabilities	14,249	12,335

Deferred rent liability	32	48
Long-term debt, net of current maturities	3,345	3,527
Total liabilities	17,626	15,910

Commitments and contingencies

Stockholders' equity
Preferred stock, par value of $0.001 per share, 5,000,000 shares authorized and zero issued and outstanding at March 31, 2015 and June 30, 2014	-	-
Class A common stock, par value of $0.001 per share, 15,000,000 authorized and 4,010,120 issued and outstanding at March 31, 2015 and 3,750,472 issued and outstanding at June 30, 2014	4	4
Class B common stock, par value of $0.001 per share, 1,000 authorized and 8 issued and outstanding at March 31, 2015 and 9 issued and outstanding at June 30, 2014	-	-
Additional paid-in capital	14,516	14,057
Accumulated deficit	(4,829)	(3,995)
Total Truett-Hurst, Inc. stockholders' equity	9,691	10,066
Non-controlling interests	7,754	8,352
Total equity	17,445	18,418
Total liabilities and equity	$35,071	$34,328

Truett-Hurst, Inc. Announces Third Quarter Fiscal 2015 Financial Results

TRUETT-HURST, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Nine-Month Periods Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net loss before non-controlling interests	$(1,432)	$(653)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	496	394
Stock-based compensation	458	253
Loss (gain) on fair value of interest rate swap	98	(3)
Loss on disposal of asset	12	-
Deferred rent	(16)	(2)
Deferred taxes	2	(100)

Changes in operating assets and liabilities, net
Accounts receivable	951	293
Inventories	(5,090)	(3,962)
Bulk wine deposit	302	(1,125)
Other current assets	(43)	44
Accounts payable and accrued expenses	1,042	(880)
Accrual for sales returns	556	-
Net cash used in operating activities	(2,664)	(5,741)

Cash flows from investing activities:
Acquisition of property and equipment	(615)	(472)
Acquisition of intangible and other assets	(240)	(180)
Proceeds from sale of assets	3	1
Net cash used in investing activities	(852)	(651)

Cash flows from financing activities:
Net proceeds (payments on) from line of credit	180	(305)
Net proceeds from related parties	90	208
Proceeds (payments to) on long-term debt	(249)	239
Net cash provided by financing activities	21	142

Net decrease in cash	(3,495)	(6,250)
Cash at beginning of period	5,567	11,367
Cash at end of period	$2,072	$5,117

Supplemental disclosure of cash flow information:
Cash paid for interest	$188	$125
Cash paid for income taxes	$2	$2

Supplemental disclosure of non-cash transactions
Seller-financed acquisition of trademark	$170	$-
Deferred tax asset arising from LLC unit exchange	$3,606	$2,791
Due to related parties pursuant to tax receivable agreement	$3,245	$2,512
Equity benefit on LLC unit exchange	$31	$279

Truett-Hurst, Inc. Announces Third Quarter Fiscal 2015 Financial Results

About Truett-Hurst, Inc.

Truett-Hurst, Inc. (NASDAQ: THST, www.truetthurstinc.com) is a holding company and its sole asset is the controlling equity interest in H.D.D. LLC., an innovative and fast-growing super-premium, ultra-premium and luxury wine sales, marketing and production company based in the acclaimed Dry Creek and Russian River Valleys of Sonoma County, California. Truett-Hurst, Inc. is headquartered in Healdsburg, California.

Forward-Looking Statements

This press release and our earnings conference call for the third quarter of fiscal 2015 ended March 31, 2015 contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended, that are made as of the date of this press release based upon our current expectations. All statements, other than statements of historical fact, regarding our strategy, future operations, financial position, estimated revenue, projected costs, prospects, plans, opportunities, and objectives constitute “forward-looking statements.” The words “may,” “will,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “potential” or “continue” and similar types of expressions identify such statements, although not all forward-looking statements contain these identifying words. Such forward-looking statements include expectations regarding revenue, income, expenses, for the fiscal year ending June 30, 2015 and any future periods. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, a reduction in the supply of grapes and bulk wine available to us; significant competition; any change in our relationships with retailers which could harm our business; we may not achieve or maintain profitability in the future; the loss of key employees; a reduction in our access to, or an increase in the cost of, the third-party services we use to produce our wine; credit facility restrictions on our current and future operations; failure to protect, or infringement of, trademarks and proprietary rights; these factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this report. For additional information, see our Annual Report on Form 10-K filed on September 29, 2014, or our other reports currently on file with the Securities and Exchange Commission, which contain a more detailed discussion of risks and uncertainties that may affect future results. We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

Truett-Hurst, Inc. Announces Third Quarter Fiscal 2015 Financial Results

For more information, contact:	For more information, contact:
Truett-Hurst, Inc.	Truett-Hurst, Inc.’s Investor Relations
Paul Forgue,	Wil Lindgren, Investor Relations &
Chief Financial Officer & Chief Operations Officer	Director of Reporting and Finance
Phone: 707.431.4423	Phone: 707.431.4436
Fax: 707.395.0289	Fax: 707.395.0290
Email: paul@truetthurstinc.com	Email: ir@truetthurstinc.com